Exhibit 3.50

A0656039

State of California Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 13 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of FEB - 3 2007 /s/ Debra Bowen
DEBRA BOWEN Secretary of State

Sec/State Form CE-107 (REV 1/2007)	OSP 06 99734

A0656039

ENDORSED – FILED In the office of the Secretary of State of the State of California JAN 31 2007

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEUROFOCUS, INC.

The undersigned, Anantha Pradeep, hereby certifies that:

ONE: He is the duly appointed and acting President and Secretary of this corporation.

TWO: The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is NeuroFocus, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

A. Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The number of shares of Common Stock authorized to be issued is forty million (40,000,000) shares, having no par value. The number of shares of Preferred Stock authorized to be issued is six million sixty thousand six hundred and seven (6,060,607) shares, having no par value, all of which is designated as Series A Preferred Stock.

B. Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as follows:

1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends at a rate of $0.0198 per share per annum (adjusted to reflect stock splits, stock dividends and recapitalizations), payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be noncumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) shall be payable on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the amount of $0.0198 per share (adjusted to reflect stock splits, stock dividends and recapitalizations) on the Preferred Stock shall have been paid or declared and set apart during that fiscal year. No dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock. After the holders of the Preferred Stock have received their dividend preference as set forth above, any dividends declared by the Board of Directors out of funds legally available therefor shall be shared equally among all outstanding shares on an as-converted basis.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.33 per share (adjusted to reflect stock splits, stock dividends and recapitalizations), plus all declared but unpaid dividends on each share of Preferred Stock (the “Liquidation Preference”) then held by them. If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is entitled to receive.

(b) After the distributions described in subsection (a) above have been paid in full, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock), subject to the limitation that any holder of Preferred Stock shall be entitled to participate in the distribution described in this Section 2(b) only until such time as the aggregate proceeds received by such holder (including amounts received pursuant to Section 2(a) above) equals eighty-two and one half cents ($0.825) per share of Series A Preferred. Any holder of Preferred Stock electing to convert Preferred Stock into shares of Common Stock prior to the liquidation event shall not be entitled to the liquidation preference described in Section 2(a) (with respect to such converted Preferred Stock), but shall have only the full rights under this Section 2(b) of a holder of the Common Stock issued upon such conversion.

(c) For purposes of this Section 2, any acquisition of the corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction) or a sale of all or substantially all of the assets of the corporation shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Preferred Stock and Common Stock to receive at the closing in cash, securities or other property amounts as specified in Sections 2(a) and 2(b) above.

(d) Any securities to be delivered to the holders of the Preferred Stock and/or Common Stock pursuant to Section 2(c) above shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.33 for each share of Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Preferred Stock shall be $0.33 per share (the “Conversion Price”); provided, however, that such Conversion Price shall be subject to adjustment as set forth in subsection 3(c).

(ii) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the consummation of the corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate gross cash proceeds to the corporation in excess of $10,000,000 and the public offering price of which is not less than $4.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations). In the event of the automatic conversion of the Preferred Stock upon a public offering as set forth above, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If the corporation, at any time or from time to time after the date of the first issuance of shares of Preferred Stock (the “Purchase Date”), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to the issuance of such Additional Stock, then and in such event, the Conversion Price shall be reduced concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued. For the purposes of this subsection, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question. Immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance, whether before, on or after the Purchase Date, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

1. The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

3. In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

5. All Common Stock deemed issued pursuant to this subsection 3(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the corporation’s Common Stock under the provisions of this Section 3; provided however, that in the case of any options to purchase or rights to subscribe for Common Stock which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such options or rights, whereupon such adjustment shall be made in the same manner provided in subsection (E)(4) above.

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the corporation on or after the Purchase Date other than shares of Common Stock issued or issuable:

(A) pursuant to a transaction described in subsection 3(c)(iii) hereof,

(B) to employees, consultants or directors of this corporation pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation or a stock purchase agreement approved by the Board of Directors of this corporation,

(C) to banks, equipment lessors or landlords, provided such issuances are for other than equity financing purposes,

(D) for which adjustment of the Conversion Price is made pursuant to this Section 3,

(E) upon conversion of the Preferred Stock,

(F) (i) in a bona fide, firmly underwritten public offering of shares of Common Stock before or in connection with which all outstanding shares of Preferred Stock are converted to Common Stock, or (ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering, which warrants or rights are unanimously approved by the Board of Directors, or

(G) upon conversion of bridge loans outstanding prior to the Purchase Date.

(iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Sections 2 or 3) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) No impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon conversion of the Preferred Stock. Whether or not fractional shares would otherwise be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Preferred Stock owned by such holder, the corporation shall pay cash equal to such fraction multiplied by the fair value thereof as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of Preferred Stock pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be sent by airmail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation, and shall be deemed given ten (10) days after deposit.

4. Voting Rights.

(a) Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law, voting together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote), and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the by-laws of the corporation.

(b) The Board of Directors shall consist of three (3) directors. The holders of Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director. The holders of the Common Stock, voting together as a single class, shall be entitled to elect two (2) directors.

(c) In the case of any vacancy in the office of a director occurring among the directors, the remaining directors may, by affirmative vote of a majority thereof (or the remaining director if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of the shares entitled to elect such director, as the case may be, in accordance with California Corporations Code § 305) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected pursuant to Section 4(b) above or any director so elected as provided in this Section 4(c), may be removed during the aforesaid term of office, whether with or without cause, by the affirmative vote of the holders of the shares entitled to elect such director pursuant to Section 4(b) above, as the case may be, in accordance with California Corporations Code § 303 and § 304.

5. Protective Provisions.

(a) So long as shares of Preferred Stock are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class:

(i) amend or repeal any provision of, or add any provision to, the corporation’s Articles of Incorporation if such action would materially and adversely alter or change the rights, preferences or privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

(ii) authorize or issue any new class or series of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

(iii) sell all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, provided that this Section 5(a)(iii) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the corporation; or

(iv) liquidate or dissolve the corporation.

6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation’s authorized capital stock.

7. Repurchase of Shares. In connection with repurchases by the corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the corporation, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California General Corporation Law, to distributions made by the corporation with respect to such repurchases.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section B.2. of this Article III.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV

(A) Limitation of Directors Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(B) Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.

(C) Repeal or Modification. Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification. ”

*    *    *

THREE: The foregoing amendment and restatement has been approved by the Board of Directors of the corporation.

FOUR: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment and restatement was 17,000,000 shares of Common Stock. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceed the vote required, such required vote being a majority of the outstanding shares of Common Stock.

The undersigned declares under penalty of perjury under the laws of the State of California that he has read the foregoing Certificate and that the matters set forth in the foregoing Certificate are true and correct of his own knowledge.

Executed at Berkeley, California on Jan 30, 2007.

/s/ Anantha Pradeep
Anantha Pradeep, President and Secretary